Exhibit 99.1

INmune Bio Opens Phase II in High Dose Cohort of INKmune™ Trial in Prostate Cancer

●	Medical review of Phase 1 cohorts demonstrated no safety issues
●	Data to be presented at the 10th Annual Innate Killer Summit, March 3-5

BOCA RATON, Fla, Feb. 12, 2025 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology and inflammation company, continues to advance its Natural Killer (NK) cell therapy, INKmune™, in a Phase I/II trial (the “CaRe PC” trial) for men with metastatic castration-resistant prostate cancer (mCRPC). The Company is pleased to announce completion of the third and highest dose cohort of the Phase I portion of the trial allowing opening of the Phase II high dose cohort.

The Scientific Review Committee (SRC) charter is to review the safety data from the patients treated in the Phase I portion of the trial as required by the FDA. Yesterday, the SRC held the third meeting evaluating the safety in INKmune™ therapy in men with mCRPC. The SRC unanimously voted to open all Phase II cohorts of the CaRePC trial to enrollment.

“INKmune™ can be given to men with mCRPC in an out-patient setting and so far has an exemplary safety profile,” said RJ Tesi, MD CEO of INmune. “Data from the low dose cohort has shown immunologic effects of INKmune™ therapy. The higher dose cohorts will help us understand the therapeutic benefits of INKmune™ therapy in treating men with mCRPC.”

Mark Lowdell, CSO of INMB and inventor of INKmune™, has been invited to speak at the 10th Annual Innate Killer Summit in San Diego on March 4th on the use of INKmune™ to treat men with mCRPC in the CaRe PC trial. The trial has a Bayesian design with three ascending dose cohorts. Now that the initial three patients in each cohort have passed medical review, there is a six patient Phase II extension at the two higher dose levels. Patient recruitment continues to meet expectations.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals to convert the cancer patient’s resting NK cells into tumor killing memory-like NK cells (mlNK cells). INKmune™ treatment converts the patient’s own NK cells into mlNK cells. In patients, INKmune™ primed tumor killing NK cells have persisted for more than 100 days. These cells function in the hypoxic TME because due to up-regulated nutrient receptors and mitochondrial survival proteins.

INKmune™ is a patient friendly drug treatment that does not require pre-medication, conditioning or additional cytokine therapy to be given to the patients. INKmune™ is easily transported, stored and delivered to the patient by a simple intravenous infusion as an out-patient. INKmune™ is tumor agnostic; it can be used to treat many types of NK-resistant tumors including leukemia, lymphoma, myeloma, lung, ovarian, breast, renal and nasopharyngeal cancer. INKmune™ is treating patients in an open label Phase I/II trial in metastatic castration-resistant prostate cancer in the US.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in trials in metastatic castration-resistance prostate cancer. The third program, CORDStrom, is a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. INmune Bio’s product platforms utilize a precision medicine approach for diseases driven by chronic inflammation and cancer. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. CORDStrom, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

David Moss
Co-founder and Chief Financial Officer
(858) 964-3720
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com